Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
April 29, 2011 @ 10:00 AM EDT

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter 2011 results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K, as amended, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

We are encouraged with our results for the first quarter and the continued improvement we are seeing in our key metrics across the board.  Same-center net operating income increased 50 basis points over the prior year; leasing spreads have continued to recover and were positive for the first time in nine quarters; and portfolio occupancy increased 150 basis points from the prior year.  John will discuss in more detail later, but we have closed on more than $660 million in financing activity so far this year at very attractive rates.  Our year is off to a great start and we are well positioned to continue this positive momentum going forward.

RETAIL SALES:

The improving economy continues to benefit our retailers who experienced positive sales growth with sales per square foot for the first quarter in our portfolio improving 2.9% over the prior year.  For the trailing twelve months sales grew 2.5% to $324 per square foot.  With generally positive economic indicators and improving consumer confidence, we saw strong sales in our malls in April leading up to Easter and expect the upward sales trends to continue throughout the year.

OCCUPANCY AND LEASING
These positive sales trends contributed to the continued growth in our occupancy and better leasing metrics.  For the quarter, total portfolio occupancy increased 150 basis points to 90.3% and stabilized mall occupancy improved 70 basis points to 90.4%.  We are still projecting for occupancy to end the year 75 to 100 basis points over the prior year end.

During the first quarter we completed a tremendous amount of leasing, signing approximately 1.7 million square feet of leases.  This included approximately 560,000 square feet of new leases and 1.1 million square feet of renewals with the remainder signed in the new development portfolio.

The first quarter continued our trend of improvement in leasing spreads.   Overall leases in the first quarter were signed at a 30 basis point increase over the prior gross rent per square foot.   While renewal spreads were still negative, they moved in the right direction compared with previous quarters.  We are still facing difficult renewal negotiations with a select few retailers, whose sales have not recovered to pre-recession levels.  We are being proactive in replacing underperforming retailers and have used short-term leasing to keep NOI flowing while we secure replacement tenants.  As the economic and retail environment improves, we are seeing retailers boosting their expansion plans and increasing demand for space, benefiting our new leasing activity.  New leases are being signed at impressive increases, more than 18% for the first quarter.  As spreads turn more positive we are pushing to lengthen the lease terms.  For the quarter, 55% of leases were signed for 3 years or less, an improvement of 5% compared with last quarter.

DEVELOPMENT
Turning to development, we have roughly 650,000 square feet of new and expansion projects slated to open this year.  Construction continues on our 350,000 square foot outlet center project in Oklahoma City.  We are nearly 98% leased or committed with a great line-up of retailers such as Sak’s Off Fifth, Nike, Tommy Hilfiger, Polo, Brooks Brothers, and J. Crew.  The strong leasing results indicate the successful reception this project is receiving in the retailer community and we are still receiving new lease commitments.   The opening date is on track for early August.

Stores have started opening at the second phase of Settlers Ridge in Pittsburgh, PA.  The 78,000-square-foot expansion is currently 95% leased or committed with Michaels, Ross Dress for Less, Shoe Carnival and ULTA.

Construction is progressing on Alamance West, the 230,000-square-foot second phase of our center in Burlington, NC.  The project is currently 98% leased or committed, anchored by BJ’s Wholesale Club, Kohl’s and Dick’s Sporting Goods, and will open this fall.

We have also commenced renovation projects at four of our malls, including Hamilton Place, here in Chattanooga, Oak Park Mall in Kansas City, Rivergate Mall in Nashville and Burnsville Center in Minneapolis.  The projects are scheduled for completion ahead of the holiday season.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

Since our last call in February, we have closed eleven loans totaling over $660 million.  The financings were completed at very favorable rates with the weighted average interest rate for all eleven loans at 5.42%.  The loans include six CMBS loans for ten-year terms, four bank loans for five-year terms and one institutional loan for a ten-year term.  We generated significant excess proceeds of more than $115 million.  Eight of the properties were previously used as collateral to secure our $520 million line of credit.  As we pulled properties out of this facility, it has become a revolver that can be used for retiring loans that are maturing in 2011 and beyond, as well as providing additional flexibility.

At the end of the quarter we had more than $820 million available on all of our credit facilities.  Our financial covenants remain sound with a debt to GAV ratio of 52.7% and an interest coverage ratio of 2.38 times for the quarter compared with 2.32 times in the prior year period.

FINANCIAL REVIEW:
For the first quarter we reported FFO of $0.63 per share, which included a net impact related to the sale of Oak Hollow Mall of approximately $0.15.  The net impact included a gain on extinguishment of debt and loss of real estate which are reflected in discontinued operations.

Total portfolio same-center NOI, excluding lease termination fees, increased 50 basis points in the quarter from the prior year period.  NOI is benefiting from increases in occupancy, which has improved our rental stream.  Bad debt expense was virtually flat over the prior year in the quarter at $1.4 million compared with $1.3 million.

Other major items in the earnings results included:

•	G&A as a percentage of revenue was 4.4% for the first quarter compared with 4.2% in the prior year period.

•	Our cost recovery ratio for the first quarter 2011 was 95.6% compared with 101.0% in the prior-year period.

•
Variable rate debt was 14.6% of total market capitalization at the end of the first quarter 2011 versus 18.9% as of the end of the prior year period.  Variable rate debt represented 24.6% of our share of consolidated and unconsolidated debt, compared with 28.4% for the prior year period.

GUIDANCE:
Yesterday we reiterated our 2011 FFO guidance of $2.10 to $2.15 per share.  The guidance assumes NOI growth in the range of negative 50 basis points to positive 1.0%.

CONCLUSION:
We are pleased to start the year on the right track with improving metrics across the board.  The entire company is focused on continuing these improvements throughout the year.  We are also moving forward with potential joint venture activity.  We are hopeful that we will be able to announce a transaction in the near future.  We look forward to visiting with you at the ICSC ReCon in Las Vegas, as well as NAREIT in June.

Thank you for joining us today and we appreciate your support.  We are now happy to answer any questions you may have.

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